Exhibit 99.1

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. ANNOUNCES

APPOINTMENT OF ROBERT M. MEYER TO MEDALLION BANK’S

BOARD OF DIRECTORS

NEW YORK, NY – December 19, 2016 – Medallion Financial Corp. (Nasdaq: MFIN) announced today that Robert M. Meyer, a 47-year veteran of the banking industry, has been appointed to Medallion Bank’s Board of Directors.

“We are pleased to welcome Bob to the Bank’s Board,” stated Andrew Murstein, President of Medallion Financial and Director of Medallion Bank. “Bob’s deep knowledge of the banking industry and his lending experience will be an invaluable asset to the Bank as we continue to focus on growing our consumer lending business for the long term.”

Mr. Meyer served as Valley National Bancorp’s Executive Vice President and Chief Commercial Lending Officer from 1997 until his retirement in April 2016, where he grew its commercial loan and lease portfolio to $9 billion at the time of his retirement. Prior to his tenure at Valley, Mr. Meyer was President and Chief Executive Officer of Midland Bancorp/Midland Bank and Trust Company, which later merged with Valley, from 1991-1997. Mr. Meyer has held many senior executive positions throughout his career, including as President and Chief Executive Officer of Broad Street National Bank and First Jersey National Bank/Central (subsidiary banks of First Jersey National Corp.). He has served as a member of numerous community and business organizations, including the Board of Trustees and Campaign Chairman of both the Bergen County United Way and the Delaware Valley United Way, the Board of Directors of the Commerce and Industry Association of New Jersey, the Board of Directors of the New Jersey Bankers Association, Chairman of the Board of Directors of the Community Bankers Association of New Jersey, the Board of Trustees of the Helene Fuld Medical Center Foundation and the Advisory Board for the Business School of Montclair State University.

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About Medallion Financial Corp.

Medallion Financial Corp. is a specialty finance company that originates and services loans in various commercial industries, and its wholly-owned portfolio company, Medallion Bank, also originates and services consumer loans. The Company and its subsidiaries have lent approximately $7 billion to small businesses.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2015 Annual Report on Form 10-K.

Company Contacts

Investors:

Andrew M. Murstein, President

1-212-328-2176

InvestorRelations@medallion.com

Media:

Brian Ruby

203-682-8268

bruby@icrinc.com